                                                               Exhibit No. 11(b)

                  COMPUTATION FOR DILUTED EARNINGS PER SHARE
                        FOR THE YEARS ENDED DECEMBER 31
                (AMOUNTS IN MILLIONS EXCEPT FOR PER-SHARE DATA)



                                                    1999        1998       1997
                                                    ----        ----       ----

Diluted Earnings (Loss) Per Share
---------------------------------
    Net Earnings (loss)                             $14.3     $ (9.3)     $185.0
                                                    =====     ======      ======

    Average number of common shares outstanding      39.9       39.8        40.6
    Average number of common shares issuable
     under stock options                              0.3        0.6         0.4
                                                      ---        ---         ---
    Average number of common and common stock
    equivalents outstanding                          40.2       40.4        41.0
                                                     ----       ----        ----

    Diluted Earnings (Loss) per share               $0.36     $(0.23)     $ 4.50
                                                    =====     ======      ======


Diluted earnings (loss) per share for 1998 was antidilutive.